Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Ryman Hospitality Properties, Inc. for the registration of common stock, and to the incorporation by reference therein of our reports dated February 24, 2026, with respect to the consolidated financial statements and schedules of Ryman Hospitality Properties, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Ryman Hospitality Properties, Inc. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Nashville, Tennessee

August 10, 2026